NEWS RELEASE

Exhibit 99.1

CONTACT:
Edward B. Kornfeld
Chief Executive Officer
Chief Financial Officer
Porta Systems Corp.
(516) 364-9300
FOR IMMEDIATE RELEASE
PORTA SYSTEMS CORP. REPORTS RESULTS FOR THE QUARTER
ENDED MARCH 31, 2008 AND ANNOUNCES AGREEMENT TO RESTRUCTURE ITS
SENIOR AND SUBORDINATED DEBT.

Syosset, NY - May 13, 2008 - Porta Systems Corp. (OTC.BB:PYTM) today reported operating income for the quarter ended March 31, 2008 of $71,000 compared to operating income of $666,000 for the quarter ended March 31, 2007. The net loss for the quarter ended March 31, 2008, was $537,000, $0.05 per share (basic and diluted), compared to net income of $165,000, $0.02 per share (basic and diluted), which included a loss from discontinued operations of $34,000, for the quarter ended March 31, 2007. There was no loss from discontinued operations for the quarter ended March 31, 2008.

As of June 30, 2007, the Company had completely discontinued the operation of its OSS business and wrote off all remaining OSS assets and incurred losses related to the discontinued OSS operations in the amount of $521,000. The OSS operating loss for the quarter ended March 31, 2007 was $34,000. There was no OSS activity for the quarter ended March 31, 2008.

Sales were $6,545,000 for the quarter ended March 31, 2008 versus $8,202,000 for the quarter ended March 31, 2007, a decrease of approximately $1,657,000 (20%). Copper Connection/Protection sales were $5,392,000 for the quarter ended March 31, 2008 versus $6,814,000 for the quarter ended March 31, 2007, a decrease of $1,422,000 (20.9%). Substantially all of the decrease in sales for the quarter is the result of a decline in orders from British Telecommunications and its systems integrators for connector products that was partially offset by higher sales of protection modules to British Telecommunications. Signal Processing sales for the quarter ended March 31, 2008 were $1,153,000 versus $1,388,000 for the quarter ended March 31, 2007, a decrease of $235,000 (16.9%). The decline in Signal revenue was primarily due to the failure of the military sector to place orders due to the delay in Congress’ approval of the U.S. military budget until late 2007.
-more-

Porta Systems Corp. Press Release	Page 2
May 13, 2008

The overall gross margin from continuing operations was 28% for the quarter ended March 31, 2008, compared to 32% for the quarter ended March 31, 2007. The decrease for the quarter is primarily related to excess capacity in our Mexico facility due to lower production levels as compared to the same quarter in 2007.

Operating expenses for the quarter ended March 31, 2008 decreased by $239,000 (15.1%) from the same period in 2007. The decrease relates primarily to a decrease in selling expenses primarily due to a reduction in advertising expenses and a reduction in the allowance for bad debt. General and administrative costs decreased primarily due to a reduction of costs associated to our negotiations relating to a proposed debt restructuring.

Interest expense increased for the first quarter of 2008 from the same period in 2007 by $151,000, primarily related to interest on our senior debt under the terms of our extension agreement with our senior debt holder and the additional $1,000,000 loan from our senior lender which we took in October 2007. We do not accrue interest on the entire amount of the senior debt of approximately $24,373,000 under the terms of our agreement with the holder of our senior debt.

Our Copper Connection/Protection business unit operated profitably during the first quarter ended March 31, 2008, with operating income of $447,000. The Signal Processing unit operated profitably during the first quarter, with operating income of $241,000. However, our operating income for the March 2008 quarter was $71,000 as a result of corporate overhead and other unallocated expenses of $617,000.

On February 7, 2007, Cheyne Special Situations Fund L.P. (“Cheyne”) purchased our senior debt of approximately $23,373,000 from SHF IX, LLC. In October 2007 the Company borrowed an additional $1,000,000 from Cheyne to fund its current operations. Both notes mature on September 1, 2008. If the senior debt holder does not extend the maturity date of our obligations or demands payment of all or a significant portion of our obligations due to the senior lender, we will likely seek protection under the bankruptcy laws.

On May 8, 2008, we entered into an agreement with Cheyne pursuant to which Cheyne, the holder of all of our senior debt, as well as the holders of our subordinated notes, agreed to a restructuring of their debt. Cheyne presently holds two notes -- a note in the principal amount of $23,373,000 at March 31, 2008, and a note in the principal amount of $1,000,000, which we issued in October 2007. Both of these notes mature on September 1, 2008. The holders of the subordinated debt hold notes in the principal amount of $6,144,000, on which there is accrued interest of $7,131,000 at March 31, 2008. Pursuant to the terms of the debt restructure:

- more-

Porta Systems Corp. Press Release	Page 3
May 13, 2008

•	Our board of directors approved a one-for-11.11 reverse split of our common stock.
•
As part of the debt restructuring, Cheyne would exchange $13,373,000 principal amount of senior debt for 70% of our common stock after giving effect to the reverse split. The remaining $10,000,000, plus interest to the closing date on such $10,000,000 principal amount, which is estimated at $1,250,000, will be paid in quarterly installments through March 15, 2015.

•	The maturity date of the $1,000,000 note will be extended to September 1, 2010.
•	Until the debt restructuring is complete, Cheyne will have the right to designate two directors to our board. These directors are to be independent directors.
•	As a condition to the debt restructure, we have entered into agreements with certain creditors to provide for reduced payments of our obligations to them.
•
The agreement requires us to obtain the approval of the holders of our subordinated notes to exchange their notes for new notes in the total principal amount of $1,750,000 plus 14% of our common stock. These new notes will bear interest at 10% per annum, are to be amortized based on a 25-year amortization schedule and mature 7½ years after the date of issuance. We have obtained the agreement of more than 95% of the holders of the subordinated notes to these terms.

•	Pursuant to the restructuring plan, 6% of the common stock is reserved for issuance to senior management and other key employees.

We believe that the implementation of the debt restructuring, which, together with the reverse split, requires stockholder approval, is an important step in our efforts to improve our Company’s overall financial health and will significantly improve our balance sheet. We intend to file our proxy material with the SEC within the next week and schedule the stockholders’ meeting as soon as possible thereafter.  However, we recognize that for the debt restructuring to have any long-term positive effect, it will be necessary for us to increase our sales and operate profitably.  Ultimately, if we are not able to operate profitably, we would be forced to seek protection under the bankruptcy laws.

Porta Systems Corp. designs, manufactures, markets and supports communication equipment used in telecommunications, video and data networks worldwide.

Statements in this press release may be “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on current expectations, estimates and projections about the Company’s business based, in part, on assumptions made by management. These statements are not guarantees of future performance and involve risks, uncertainties and assumptions that are difficult to predict. Therefore, actual outcomes and results may, and probably will, differ materially from what is expressed or forecasted in such

- more-

forward-looking statements due to numerous factors, including those described above and those risks discussed from time to time in the Company’s filings with the Securities and Exchange Commission filings, including the Risk Factors included in the Form 10-K for the year ended December 31, 2007 and the Management’s Discussion and Analysis of Financial Conditions and Results of Operations in the Form 10-K for the year ended December 31, 2007 and the Form 10-Q for the quarter ended March 31, 2008. In addition, general industry and market conditions and growth rates, and general economic conditions could affect such statements. Any forward-looking statements speak only as of the date on which they are made, and the Company does not undertake any obligation to update any forward-looking statement to reflect events or circumstances after the date of this release.

-See Accompanying Table-

Porta Systems Corp. and Subsidiaries
Condensed Consolidated Statement of Operations
Quarter ended March 31, 2008
(in thousands except per share amounts)
Unaudited

	Quarter ended March 31,
	2008		2007
Sales		$6,545	$8,202
Gross profit		1,837	2,620
Total operating expenses		1,766	1,954
Operating income		71	666
Interest expense, net of interest and other
income		(583)	(441)
Income (loss) before income taxes		(512)	225
Income tax expense		(25)	(26)
Income (loss) from continuing operations		(537)	199
Discontinued operations:
Loss from discontinued operations		--	(34)
Net income (loss)		$(537)	$165

Per share data:
Basic per share amounts:
Continuing operations		$(0.05)	$0.02
Discontinued operations		--	--
Net income (loss) per share:	$	(0.05)	$0.02
Weighted average shares
outstanding		10,054	10,054

Diluted per share amounts:
Continuing operations		$(0.05)	$0.02
Discontinued operations		--	--
Net income (loss) per share:		$(0.05)	$0.02
Weighted average shares
outstanding		10,054	10,054

6851 Jericho Turnpike • Syosset • New York 11791 • Tel. (516) 364-9300 • Fax (516) 682-4655